Exhibit 10.35

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to EyePoint Pharmaceuticals, Inc. if publicly disclosed.

12264 El Camino Real
Suite 350
San Diego, CA 92130
Main: 844.446.6979
Facsimile: 858.345.1745
www.imprimisrx.com

November 12, 2020

VIA EMAIL

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street

Suite B300

Watertown, Massachusetts 02472

Attn: Nancy Lurker

Email: nlurker@eyepointpharma.com

Re:	Amendment One to the Commercial Alliance Agreement

Dear Ms. Lurker:

EyePoint Pharmaceuticals, Inc. (“EyePoint”) and ImprimisRx, LLC (“Imprimis”) have entered into a Commercial Alliance Agreement effective as of August 1, 2020 (the “Agreement”).  Capitalized terms used but not defined in this letter have their respective meanings set forth in the Agreement.  All changes to the Agreement described below shall be effective as of October 1, 2020.  For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Changes to the Agreement:

Notwithstanding anything to the contrary in the Agreement, the terms of this letter describe (a) the distinction between Customers and EyePoint Accounts, (b) the Baseline Period and (c) certain definitions and provisions related to the term of the Agreement and the timing of Imprimis’ obligations and minimum sales.

•	All Group A Customers, Group B Customers, and Group 2 (Exhibit D) are Customers under the Agreement. Section 1.1.11 is thus amended and replaced with the following:

“Customers” means, collectively, (a) the Group A Customers, (b) the Group B Customers, (c) Group 2 (Referred to in Exhibit D and specifically in Exhibit F to this Amendment One to the Commercial Alliance Agreement) and (c) if added to this Agreement pursuant to Section 3.4, any other such Third Party.

•

As mutually agreed by the Parties, EyePoint has identified certain customer accounts to be EyePoint growth accounts that are not and will not be “Customers” under the Agreement and for which Imprimis will receive no Remittance Amount unless otherwise agreed by the Parties in writing.  These accounts consist fifty-one (51) Imprimis customers for products other than for steroid products for injectable administration and one hundred twelve (112) accounts that are not currently purchasing any products from Imprimis (collectively, “EyePoint Accounts”).  The EyePoint Accounts are set forth on Exhibit E attached to this Amendment One to the Commercial Alliance Agreement.  For purposes of clarity and the avoidance of doubt, if a surgeon uses a Product that was purchased by an Exhibit E EyePoint Account, the Remittance Percentage for such Product shall be zero.

•

Any Imprimis customer that is not a Customer and is not using Product purchased by an EyePoint Account (i) may be added as a Customer to the Agreement pursuant to Section 3.4 (in the event of a bona fide inquiry received by Imprimis for sale of a Product from a Third Party that is not an existing Customer or an EyePoint Account) or, in all other cases, (ii) may be added either as a Customer or as an EyePoint Account, as shall be determined in good faith by the Commercialization Committee.

•	The Parties agree to simplify the calculation for the “Baseline Period.” Accordingly, Section 1.1.3 is amended and replaced with the following:
o

“Baseline Period” means (a) with respect to the Group A Customers, the Group B Customers and the Group C Customers, the non-consecutive [***] period consisting of [***], and (b) with respect to any other Customer, such [***]period as determined by the Commercialization Committee pursuant to Section 7.1.2.

•

If Imprimis achieves bona fide Customer orders (i.e., Customer Demand in excess of Baseline Demand) for [***] or more units of Product in the aggregate from the Effective Date through [***] (the “[***] Threshold”), then three months shall be added to the first Minimum Year.  If the [***] Threshold is achieved, the definition of “Minimum Year” shall be amended to read as follows: “(a) the first [***] period of the Term and (b) beginning the first day of the calendar quarter immediately after such period, each successive one-year period thereafter during the Term.”  Otherwise, regardless of whether the [***] Threshold may be achieved, the definition of “Minimum Year” is hereby amended to read as follows:  “(a) the [***] period of the Term and (b) beginning the first day of the calendar quarter immediately after such period, each successive one-year period thereafter during the Term.”

•	Three months is added to the end of the Term. The Term commenced on the Effective Date (August 1, 2020) and now expires on November 1, 2025. Section 13.1 is amended accordingly.

Additional Terms:

Imprimis understands that EyePoint may need to hire additional employees to ramp up production and sales of the Product.  Imprimis also understands that in order to support the growth of Imprimis’ sales of the Product, Imprimis will likely need to hire additional employees, including employees focused on reimbursement matters and Customer training.  Subject to the Parties’ mutual written agreement, Imprimis will cover all or a substantial portion of these costs and will discuss the details in the Commercialization Committee.

With respect to Group 2 (Exhibit D), the Parties agree that these are “overlap accounts” and that they shall collaboratively work to determine sales tactics to sell Products to these accounts.

Imprimis understands that EyePoint makes samples and training units of the Product available to Customers.  Imprimis agrees that EyePoint will have the right to deduct from the Remittance Amount an amount equal to EyePoint’s cost (from its CMO and estimated to be [***] per unit) for samples and training units of Product made available to Customers of Imprimis during each calendar quarter.  Any deductions for samples will not be included in the calculation of Net Sales and Net Selling Price associated with the Product.

The Parties will engage in good faith discussions regarding EyePoint selling Imprimis products.  This may include a commission rate on those sales or a credit back to EyePoint based on Dexycu sales.

This letter will be governed by and construed under and in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

If the foregoing is acceptable to you, please sign and return one fully-executed copy of this letter to us at your earliest convenience, which shall evidence your acknowledgement and acceptance thereto.  This letter may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

[Signature Page Follows.]

Very truly yours,
ImprimisRx, LLC
By:	/s/ John Saharek
Name:	John Saharek
Title:	President

Agreed to and accepted:
EyePoint Pharmaceuticals, Inc.
By:	/s/ Nancy Lurker
Name:	Nancy Lurker
Title:	President & CEO
Date:	11/13/2020